PROMISSORY NOTE

June 28, 2007                                                                                    $150,000.00
Cary, North Carolina

FOR VALUE RECEIVED, CICERO, INC., a Delaware corporation, with the address of 8000 Regency Parkway, Suite 542, Cary, North Carolina 27518 (hereafter, the “Maker”) promises to pay to the order of John L. Steffens, 765 East 55th Street, 33rd Floor, New York, NY 10022, or at such place as the Lender may designate and notify the Maker, without grace except as expressly provided herein, in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of  all debts and dues, public and private, One hundred fifty thousand and NO/100 Dollars ($150,000), together with simple interest accruing daily for the actual number of days elapsed (including the first but not the last) at 1/365th of the annual rate of interest stated below subject to adjustment as provided below:

INTEREST RATE. Interest shall accrue on the daily, unpaid principal balance from the date hereof until paid in full at six percent (6%) per annum rate of interest.

PAYMENTS. All amounts payable hereunder shall be due and payable as follows:

Optional prepayments may be made by the Maker in whole or in part at any time and from time to time without premium or penalty. The principal balance and all accrued interest thereon is due and payable in one (1) payment due on June 30, 2008.

INTEREST AND CHANGES. The only charge imposed by the Lender for the use of the money in connection with the loan evidenced by this note is and shall be the interest expressed in this note, at the rate set forth in this note which rate of interest at the date hereof expressed in simple interest terms is six percent (6%) per annum.

DEFAULT. The maker will be in default if any one or more of the following occur (each an “Event of Default”):

1.	the Maker failed to make payment on time or in the amount due, which failure continues uncured ten (10) days after Maker’s receipt of written notice from the Lender specifying such failure; or

2.	the Maker goes into bankruptcy, whether through the Maker’s own choice or not, or makes an assignment for the benefit of creditors, or admits his inability to pay his debts as they become due.

REMEDIES. If an Event of Default occurs, the Lender has the following remedies:

1.	the Lender may, without further notice, accelerate the due date on this Note and all unpaid principal, interest, and all other charges immediately shall be due and payable;

2.	the Lender may demand additional security or that new parties become obligated to pay this note;

3.	the Lender may make use of any remedy the Lender has under state or federal law; and

4.	the Lender may make use of any remedy given to the Lender in any agreement securing or entered into in connection with this Note.

By selecting any one or more of these remedies the Lender does not give up his right to later use any other remedy. By deciding not to use any remedy should the Maker default, the Lender does not waive his right to later consider the event an Event of Default if it happens again.

WAIVER. The Maker gives up his rights to require the Lender to do certain things. The Maker will not require the Lender to:

(1)	except as expressly provided in this Note, demand payment of amounts due (presentation);

(2)	obtain official certification of nonpayment (protest); or

(3)	except as expressly provided in this Note, give notice that the amounts due have not been paid (notice of dishonor).

ATTORNEYS’ FEES. If the Maker defaults, the Maker will pay all of Lender’s reasonable expenses in the collection of this Note including reasonable, documented attorney’s fees actually incurred by the Lender, if this Note is collected by law or through an attorney at law.

INVESTMENT INTEREST. By accepting this Note, the Lender represents and warrants that the Lender is acquiring this Note for the Lender’s own account for investment and not for distribution in any manner that would violate applicable securities laws, but without prejudice to the Lender’s right in the future to dispose of this Note or to foreclose on the collateral securing this Note, in accordance with such laws.

APPLICABLE LAW. This note shall be governed by and construed under the internal laws of the State of North Carolina.

NOTICE. Time is of the essence of this Note. All notices and other communications hereunder shall be in writing. Notices in writing shall be delivered personally or be sent certified or registered mail, postage pre-paid, or by overnight courier, or facsimile transmission and shall be deemed received when actually received by the addressee or, if sooner, in the case of personal delivery, when delivered, in the case of mailing, when receipted for, in the case of overnight delivery, on the next business day after delivery to the courier, and in the case of facsimile transmission, upon transmittal if during regular business hours at the destination or at the open of the next business day, provided that in the case of notices to the Lender, notice shall be deemed to have been given only when such notice is actually received by the Lender. Notices to either party shall be sent to it at the address set forth below, or any other address of which such party notifies all the other parties in writing.

If to Maker:                           Cicero, Inc.
8000 Regency Parkway
Cary, North Carolina 27518
Attn: John Broderick
Fax: (919) 380-5121

If to Lender:                          John L. Steffens
65 East 55th Street, 33rd Floor
New York, NY 10022

IN WITNESS WHEREOF, the undersigned has executed, sealed and delivered this Note as of the date hereof.

CICERO, INC.

____________________________________
John Broderick
Chief Executive and Chief Financial Officer